ARTICLES OF INCORPORATION
                          OF
              LUXEMBURG BANCSHARES, INC.


     I, the undersigned, being a person of full age, for the purpose of forming a corporation under the Wisconsin Business Corporation Act, as amended, hereby adopt the following Articles of Incorporation:


                      ARTICLE I.

                         Name

     The name of the corporation shall be Luxemburg
Bancshares, Inc.


                      ARTICLE II.

                   Business Purposes

     The purposes for which this corporation is organized are as follows:

     a. To engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business
          Corporation Law.

     b. To do everything necessary, proper, advisable or convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith, which are not forbidden by the laws under which this corporation is organized, by other laws, or by these Articles of Incorporation.

     c. To carry out the purposes hereinabove set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by law, to limit in any certificate for application to do business, the purposes or purpose which the corporation proposes to carry on therein to such extent as are not forbidden by law thereof.


                     ARTICLE III.

                       Duration

     The duration of the corporation shall be perpetual.

                      ARTICLE IV.

        Registered Office and Registered Agent

     The location and post office address of the registered office of the corporation in the State of Wisconsin is c/o Bank of Luxemburg, Kewaunee County,
630 Main Street, Luxemburg, Wisconsin, 54217 and the corporation's registered agent at said office and address is Duane W. Pike.


                      ARTICLE V.

               Powers of the Corporation

     This corporation shall have the powers granted to private corporations organized for profit by said
Wisconsin Business Corporation Act, and in furtherance and not in limitation of the powers conferred by the laws of the State of Wisconsin upon corporations organized for the foregoing purposes, the corporation shall have the power:

     a. To acquire, hold, mortgage, pledge or dispose of the shares, bonds, securities or other evidences of indebtedness of the United
          States of America, or of any domestic or foreign corporation, and while the holder of such shares to exercise all the privileges of ownership, including the right to vote thereof, to the same extent as a natural person might or could do, by the president of this corporation or by proxy appointed by him, unless some other person, by resolution of the Board of Directors, shall be appointed to vote such shares.

     b. To purchase or otherwise acquire on such terms and in such manner as the Bylaws of this corporation from time to time provide, and to own all shares of the capital stock of this corporation, and to reissue the same from time to time.

     c. When and as authorized by the vote of the holders of not less than a majority of the shares entitled to vote, at a shareholders' meeting called for that purpose, or when authorized upon the written consent of the holders of a majority of such shares, to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets, including its goodwill, upon such terms and for such consideration which may be money, shares, bonds or other instruments for the payment of money or other property as the Board of Directors deems expedient or advisable.

     d. To acquire, hold, lease, encumber, convey or otherwise dispose of, either alone or in conjunction with others, real and personal property within or without the state; and to take real and personal property by will or gift.

     e.   To acquire, hold, take over as a going
          concern and thereafter to carry on, mortgage, sell or otherwise dispose of, either alone or in conjunction with others, the rights, property and business of any person, entity, partnership, association or corporation heretofore or hereafter engaged in any business, the purpose of which is similar to the purposes set forth in Article II of these Articles of Incorporation.

     f. To enter into any lawful arrangement for sharing profits, union of interests, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity, for the carrying on of any business, the purpose of which is similar to the purposes set forth in Article II of these Articles of Incorporation.


                      ARTICLE VI.

               Mergers and Consolidation

     Any agreement for consolidation or merger with one or more foreign or domestic corporations may be authorized by vote of the holders of a majority of the shares entitled to vote.


                     ARTICLE VII.

                     Capital Stock

     The aggregate number of shares which this corporation shall have authority to issue is 50,000 shares, par value $1.00 each, which shall be known as "common stock."

     a. The holders of the common stock shall be entitled to receive when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the corporation.

     b. The common stock may be allotted as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Wisconsin, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted, any or all of the following: the dividend rate, the redemption price, the liquidation price, the conversion rights and the sinking or purchase fund rights of shares of any class, or of any series of any class, or the number of shares constituting any series of any class. The Board of Directors shall also have the power to fix the terms, provisions and conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof. The Board of Directors shall also have the power to issue shares of stock of the corporation for cash, services, property, the securities or assets of other business enterprises, as it may from time to time deem expedient.

     c. No holder of stock in the corporation shall be entitled to any cumulative voting rights.

     d. No holder of stock of the corporation shall have any preferential, preemptive or other rights of subscription to any shares of any class of stock of the corporation allotted or sold or to be allotted or sold now or hereafter authorized, or to any obligations convertible into the stock of the corporation of any class, or any right of subscription to any part thereof.


                     ARTICLE VIII.

           Management and Additional Powers

     Section 1.  The management and conduct of the
business of the corporation shall be vested in a Board of Directors, which shall consist of such number of directors, not less than the minimum permitted by law, as shall be fixed in the Bylaws, or in the absence of such provision in the Bylaws, as shall be determined by the shareholders at any annual or special meeting thereof. The term of the first Board of Directors, as hereinafter identified, shall extend until the first shareholders' meeting subsequent to incorporation.

     Section 2.  Except as otherwise herein provided,
the term of office of each director of the corporation shall be for a period of one year and until his successor is elected and qualified, unless the director is removed as provided by law.

     Section 3.  At the first shareholders' meeting of
the corporation subsequent to incorporation, a director or directors shall be elected to serve until the next annual meeting of shareholders and until a successor or successors are elected and qualified. Thereafter, all directors shall be elected for the full term of one year and until their respective successors are elected and qualified, unless removed as provided by law. If a vacancy in the Board of Directors occurs during the term of any director, a successor director to serve during the unexpired portion of said term may be elected by the remaining directors.

     Section 4.  The Board of Directors shall have the
authority to accept or reject subscriptions for capital made after incorporation and may grant options to purchase or subscribe for capital stock. The Board of Directors shall from time to time fix and determine the consideration for which the corporation shall issue and sell its capital stock, and also the dividends to be paid by the corporation upon the capital stock. The
Board of Directors shall have authority to fix the terms and conditions of rights to convert any securities of this corporation into shares and to authorize the issuance of such conversion rights.

     Section 5.  The Board of Directors shall have the
authority to issue bonds, debentures or other securities convertible into capital stock or other securities of any class, or bearer warrants or other evidences of optional rights to purchase and/or subscribe to capital stock or other securities of any class, upon such terms, in such manner, and under such conditions as may be fixed by resolution of the Board prior to the issuance thereof.

     Section 6.  The Board of Directors shall have the
authority to make and alter the Bylaws, subject to the power of the shareholders to change or repeal the Bylaws.

     Section 7.  A quorum for any meeting of
shareholders to transact business of this corporation except as otherwise specifically provided herein or by law shall be the presence in person or by proxy of the holders of a majority of the shares of common stock of the corporation outstanding and of record on the record date set for such meeting.

     Section 8.  No contract or other transaction
between the corporation and any person, firm, association or corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction or other act or related to or interested in such person, firm, association or corporation, as director, stockholder, officer, employee, member or otherwise. Any director of the corporation, individually, or any firm or association of which any director may be a member may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors, or of any committee of directors having the powers of the full Board, at which action upon any such contract, transaction or other act is taken, and if such fact shall be so disclosed or known, any director of this corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the Board of Directors or such committee at which action upon any such contract, transaction or act shall be taken and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation.

     Section 9.  Officers and directors of this
corporation may hold positions as officers and directors of any other corporations in related businesses, and their efforts to advance such corporations will not constitute a breach of fiduciary loyalty to this corporation in the absence of a showing of bad faith.


                      ARTICLE IX.

                       Directors

     The first Board of Directors shall be comprised of six (6) persons whose names and addresses are as follows:

       Duane W. Pike                   Leo Seidl
       Luxemburg, WI  54217            Luxemburg, WI  54217

       Clem Barbiaux                   George Paider
       Luxemburg, WI  54217            Luxemburg, WI  54217

       Irvin Vincent                   Willard Marchant
       Luxemburg, WI  54217            Brussels, WI  54204



                      ARTICLE X.

                     Incorporator

     The incorporator's name and address are as follows:

          Duane W. Pike
          Luxemburg, WI 54217


                      ARTICLE XI.

                       Amendment

     Any provisions contained in these Articles of Incorporation may be amended solely by the affirmative vote of the holders of a majority of the stock entitled to vote.


MW1-68372-1


     IN WITNESS WHEREOF, the undersigned has set his hand this 1st day of June, 1983.


                                /s/ Duane W. Pike
                                --------------------
                                Duane W. Pike





STATE OF WISCONSIN  )
                    )ss.
COUNTY OF Kewaunee  )

     On this 1st day of June, 1983, before me, a Notary
Public within and for said County, personally appeared
Duane W. Pike, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.


                                /s/ Carol Bauil
                                ----------------------
                                Notary Public
                                My Commission Expires: 10/2/83


This instrument drafted by:

J. Kevin Costley, Esq.
LINDQUIST & VENNUM
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota  55402

Form 4
Secretary of State
WISCONSIN
5/91
                 ARTICLES OF AMENDMENT
                  Stock (for profit)

A.   Name of Corporation:  LUXEMBURG BANCSHARES, INC.
prior to any change effected by this amendment)

Test of Amendment (Refer to the existing articles of incorporation and instruction A. Determine those items to be changed and set forth below the number identifying the paragraph being changed and how the amended paragraph is to read.)

     RESOLVED, THAT, Article VII of the Articles of
Incorporation entitled, "Capital Stock," is hereby amended to read as follows:

     "The aggregate number of shares which this corporation shall have authority to issue is 300,000 shares, par value $0.16-2/3 each, which shall be known as `common stock.'"

And that the remainder of said article continues unchanged.

B. Amendment to the articles of incorporation adopted on May 18, 1991

     Indicate the method of adoption by checking the appropriate choice below:

     ( ) By the Board of Directors (In accordance with sec. 180.1002, Wis. Stats.)
OR
     (X) By the Board of Directors and Shareholders (In accordance with sec. 180.1003, Wis. Stats.)
OR
       ( ) By Incorporators of Board of Directors, before issuance of shares (In accordance with sec. 180.1005, Wis. Stats.)

C.   Executed on behalf of the corporation on May 24,
1991


                              /s/ Irvin Vincent
                              ------------------------
                              Irvin Vincent
                              President

D. This document was drafted by Atty. Glenn J. Slatky of SLATKY, WOLSKE & MEHN